Exhibit 10(e)
AMENDMENT NUMBER ONE TO THE
COMPASS BANCSHARES, INC.
SUPPLEMENTAL RETIREMENT PLAN
AS AMENDED AND RESTATED AS OF JANUARY 1, 2005
     The Compass Bancshares, Inc. Supplemental Retirement Plan as amended and restated as of January 1, 2005 (the “Plan”) is hereby amended as follows:
     1. Effective upon and subject to the consummation of the share exchange described in that certain Transaction Agreement entered into by and between Banco Bilbao Vizcaya Argentaria, S.A. (“BBVA”) and Compass Bancshares, Inc. dated as of February 16, 2007 (the “Share Exchange”), the Plan shall thereafter be titled and known as the “Compass Supplemental Retirement Plan.”
     2. Effective as of January 1, 2008, in order to comply with the anti-acceleration and subsequent deferral rules set forth in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final Treasury Regulations issued thereunder, delete the current Section 6.2 and substitute in lieu thereof the following:
     “6.2 (a) A Participant may elect to have his or her Supplemental Benefits paid under any of the annuity options under the Retirement Plan; provided that such election is made before any payment to the Participant under this Plan has been made. In the absence of any election prior to the date payments are to commence under paragraph (b) below, the Participant’s Supplemental Benefits shall be payable in the case of a married Participant in the form of joint and 50% survivor annuity and in the case of an unmarried Participant in the form of a single life annuity. Notwithstanding the foregoing provisions of this Section 6.2(a), if the present value of the Participant’s vested Supplemental Benefits is not greater than the “applicable dollar amount” under Section 402(g)(1)(B) of the Code at the time distribution is to commence, the Participant shall be paid his or her Supplemental Benefits in a lump sum, notwithstanding the Participant’s election to have his or her Supplemental Benefits distributed in the form of an annuity, provided that the payment accomplishes the termination of the Participant’s entire interest in the Plan and is made on or before the later of (i) December 31 of the calendar year of the Participant’s Separation from Service or (ii) the date that is two and one-half calendar months after the Participant’s Separation from Service. The payment of the lump sum shall be in full discharge of the Company’s obligations under the Plan to the Participant, his or her spouse, or beneficiaries.
     (b) (i) With respect to a Participant who incurs a Separation from Service on or after his or her Normal Retirement Date and subject to compliance with the provisions of Article VII and Section 6.2(c) below, payment of such Participant’s Supplemental Benefits shall commence as soon as administratively practicable following such Participant’s Separation from Service.
          (ii) With respect to a Participant who incurs a Separation from Service prior to his or her Normal Retirement Date and subject to compliance with the provisions of Article VII and Section 6.2(c) below, payment of such Participant’s Supplemental Benefits shall commence as soon as administratively practicable following such Participant’s Separation from Service; provided however that, with the approval of the Administrative Committee and on a form provided by the Administrative Committee a Participant may elect to defer the commencement of the payment of his Supplemental Benefits to a later date provided that such election (i) does not take effect until at least twelve (12) months after the date on which such election is filed with the Administrative Committee (or its designee) and (ii) the first payment with respect to such election is deferred for a period of not less than five (5) years after the date payment would have otherwise commenced absent the election (the “Payment Election Requirements”). Notwithstanding the foregoing, the Payment Election Requirements shall not apply to any such elections to defer the commencement of payment of Supplemental Benefits which are filed with the Administrative Committee on or before December 31, 2007 provided that any such election applies only to amounts that would not otherwise be payable in 2007 and does not cause an amount to be paid in 2007.
     (c) In the event a Participant is a Key Employee, payment of the Supplemental Benefits described in Section 6.1 shall not commence until the first day of the month immediately following the six (6) month anniversary of the Participant’s Separation from Service (the “Payment Commencement Date”); provided however, that on the Payment Commencement Date, the Company shall pay to any such Participant an amount equal to the Supplemental Benefits that would have otherwise been paid to such Participant but for the application of this Section 6.2(c), plus interest at the prime rate as reported in the Wall Street Journal per annum calculated from the date such payments would have otherwise been made but for the application of this Section 6.2(c). If there is more than one prime rate reported in the Wall Street Journal, the interest rate shall be based upon the highest of such prime rates.
     (d) Notwithstanding any provision of this Plan to the contrary, pursuant to Section 409A(a)(2) of the Code, a Participant’s Supplemental Benefits may not be distributed earlier than the Participant’s Separation from Service.”
     3. Effective as of January 1, 2008, delete the current Section 9.10(b) in its entirety.
     4. All other provisions of the Plan remain in full force and effect.
     IN WITNESS WHEREOF, Compass Bancshares, Inc. has caused this Amendment Number One to be executed by its duly authorized officers as of the                      day of June, 2007.

COMPASS BANCSHARES, INC.

Attest:	By:

Title:	Its:

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